Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the use of our report dated March 13, 2009 except for Note 25 and Note 28, as to which the date is November 30, 2009, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008, and the use of our report dated March 13, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.  Our report on the consolidated financial statements appears in the Current Report on Form 8-K dated December 4, 2009, and our report on the effectiveness of internal control over financial reporting appears in the Annual Report on Form 10-K for the year ended December 31, 2008, and such reports are incorporated by reference herein.

Our report dated March 13, 2009 except for Note 25 and Note 28, as to which the date is November 30, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), effective January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
December 30, 2009